NEWS RELEASE	EXHIBIT 99.1 2621 West 15th Place Chicago, IL 60608 For additional information: Terence R. Rogers VP Finance and Treasurer 773.788.3720

RYERSON TULL REPORTS SECOND QUARTER 2005

EARNINGS PER SHARE OF $1.03

Chicago, Illinois – July 28, 2005 – Ryerson Tull, Inc. (NYSE: RT) today reported net income of $26.6 million, or $1.03 per diluted share, for the second quarter ended June 30, 2005, compared with $21.2 million, or $0.83 per diluted share, for the second quarter of 2004. The second quarter of 2005 included the contribution from Integris Metals, Inc., which was acquired on January 4, 2005; a pretax restructuring charge of $591,000, or $0.01 per share; and a special tax provision, which reduced earnings by $1.6 million, or $0.06 per share. The second quarter of 2004 included a pretax restructuring charge of $593,000, or $0.01 per share; a pretax gain of $2.3 million, or $0.06 per share, on the sale of property; and a $1.2 million after-tax, or $0.05 per share, gain from discontinued operations.

“While metals prices softened as expected, particularly for carbon flat rolled, our volume remained strong,” said Neil S. Novich, Chairman, President, and CEO of Ryerson Tull. “Our product diversification—with approximately half of sales from stainless and aluminum—has been beneficial. We feel very good about the way Ryerson Tull and Integris are coming together. And during the quarter, we brought down inventory and debt levels.”

Second quarter 2005 sales of $1.5 billion increased 91.3 percent from the second quarter of 2004, primarily due to the acquisition of Integris, and declined 1.3 percent, sequentially, from the first quarter of 2005, due to a lower average selling price. For the second quarter of 2005, tons shipped increased 31.4 percent and 1.3 percent, respectively, from the second quarter of 2004 and the first quarter of 2005. The average selling price per ton expanded 45.6 percent, year-over-year, and declined 2.6 percent, sequentially. Gross profit per ton was $284 in the second quarter of 2005, compared with $216 in the second quarter of 2004 and $301 in the first quarter of 2005. Gross margins of 16.8 percent in the second quarter of 2005 compared with 17.5 percent in the

July 28, 2005

first quarter of 2005 and 18.7 percent in the year-ago period. Operating expenses per ton were $210, compared with $217 in the prior period and $162 in the year-ago period.

Interest expense increased to $20.6 million in the second quarter of 2005, from $19.4 million in the first quarter of 2005, and $5.1 million in the year-ago period. The year-over-year increase reflects higher debt levels to fund the acquisition of Integris Metals and higher working capital requirements. “As expected, the acquisition of Integris remained accretive to earnings in the second quarter,” said Novich.

Comparing the second quarter of 2005 with pro forma second quarter 2004 data, which assumes that the acquisitions of J&F Steel and Integris Metals had occurred on January 1, 2004, net sales increased 13.6 percent, year-over-year, on a 3.1 percent decline in tonnage. Gross profit increased 4.1 percent. Operating profit declined 6.6 percent, due to a second quarter 2004 gain of $4.8 million on the sale of assets ($2.3 million from Ryerson Tull and $2.5 million from a sale J&F completed prior to its acquisition in July 2004). Excluding this gain, operating profit increased 0.2 percent, year-over-year. “Despite declining carbon flat rolled prices and the comparison with an exceptionally strong second quarter of 2004 for that product, we continued to post strong results,” stated Novich.

Integris Update

“Our priority with the integration of Integris is customer retention, and we have done an excellent job,” continued Novich. “In terms of synergies, we have already taken some initial steps, which resulted in second-quarter cost savings of about $2 million.” In June 2005, the Board of Directors approved a preliminary plan to consolidate facilities and integrate administrative functions. “We began implementing the facility consolidation plan in the third quarter of 2005 and remain confident in our ability to generate annualized cost savings of at least $30 million, going forward.” The company expects to finalize its consolidation plan and determine related implementation costs by the time it releases its third-quarter results.

Financial Condition

In the second quarter of 2005, Ryerson Tull generated cash flow from operations of $85 million, enabling it to reduce debt and increase its credit facility availability by $75

July 28, 2005

million. Net working capital, excluding changes in cash and short-term debt, declined $37 million, driven by a $47 million reduction in inventory ($67 million in terms of current value) during the second quarter. The company ended the second quarter of 2005 with a debt-to-capital ratio of 71.7 percent and availability of approximately $242 million under its credit facility. “We expect to continue to improve working capital management and utilize cash flow to pay down debt,” added Novich.

Outlook

“The third quarter is seasonally slower than the first half of the year, due to our customers’ summer shutdowns,” concluded Novich. “And we anticipate continued pressure on metals pricing. However, we believe our intense focus on operating costs, which has given us an efficient platform; our aggressive marketing, which is generating internal growth; and recent acquisitions, which have significantly and structurally improved our competitive position, will drive our performance over the long term.”

Note: Ryerson Tull will conduct a conference call to discuss first-quarter results on Friday, July 29, 2005, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryersontull.com.

Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with first half 2005 revenues of $3.1 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; management’s ability to integrate and achieve projected cost savings with the acquisition of Integris; ability to maintain or increase market share and gross profits; inventory management; market competition; industry and customer consolidation; customer and supplier insolvencies; and labor relations.

RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data—Unaudited

(Dollars and Shares in Thousands except Per Share and Per Ton Data)

	2005		2004	First Six Months Ended June 30
	Second	First	Second
	Quarter	Quarter	Quarter	2005	2004
NET SALES	$1,520,273	$1,539,974	$794,706	$3,060,247	$1,499,551

Cost of materials sold	1,264,128	1,271,175	646,280	2,535,303	1,214,129

Gross profit	256,145	268,799	148,426	524,944	285,422

Warehousing and delivery	101,785	101,775	61,024	203,560	120,273
Selling, general and administrative	87,274	89,216	52,218	176,490	105,059
Restructuring and plant closure costs	591	2,394	593	2,985	593
Gain on sale of assets	—	—	(2,347)	—	(2,347)

OPERATING PROFIT	66,495	75,414	36,938	141,909	61,844

Other revenue and expense, net	437	1,218	27	1,655	69
Interest and other expense on debt	(20,628)	(19,400)	(5,123)	(40,028)	(10,051)

INCOME BEFORE INCOME TAXES	46,304	57,232	31,842	103,536	51,862

Provision for income taxes	19,694	21,854	11,835	41,548	19,863

INCOME FROM CONTINUING OPERATIONS	26,610	35,378	20,007	61,988	31,999

Discontinued operations (net of tax):
Adjustment to the gain on sale of the Inland Steel Company	—	—	1,243	—	1,243

NET INCOME	$26,610	$35,378	$21,250	$61,988	$33,242

INCOME PER SHARE OF COMMON STOCK
Basic:
Income from continuing operations	$1.06	$1.41	$0.80	$2.46	$1.28
Inland Steel Company—adjustment to gain on sale	—	—	0.05	—	0.05

Net income	$1.06	$1.41	$0.85	$2.46	$1.33

Diluted:
Income from continuing operations	$1.03	$1.37	$0.78	$2.40	$1.25
Inland Steel Company—adjustment to gain on sale	—	—	0.05	—	0.05

Net income	$1.03	$1.37	$0.83	$2.40	$1.30

Dividends on preferred stock	$48	$48	$48	$96	$96

Net income applicable to common stock	$26,562	$35,330	$21,202	$61,892	$33,146

Average shares of common stock—diluted	25,831	25,758	25,557	25,795	25,668

Supplemental Data:
Tons shipped (000)	904	892	688	1,796	1,415

Average selling price/ton	$1,682	$1,727	$1,155	$1,704	$1,059

Gross profit/ton	$284	$301	$216	$292	$202
Operating expenses/ton	210	217	162	213	158
Operating profit/ton	74	84	54	79	44

Depreciation expense	9,092	9,345	5,240	18,437	10,568

(Dollars in Millions)
	6/30/2005	3/31/2005	12/31/2004
Cash and cash equivalents	$25.5	$23.7	$18.4
Accounts receivable	758.6	798.1	465.4
Current value of inventory	1,349.8	1,416.6	936.2
Inventory at LIFO value	1,038.8	1,085.4	601.0
Net property, plant and equipment	413.1	416.1	239.3
Net deferred tax asset	156.9	152.8	161.7
Total assets	2,531.9	2,622.8	1,532.3

Accounts payable	310.9	358.5	222.3
Long-term debt (including due within one year)	1,249.7	1,325.3	526.2
Stockholders’ equity	492.1	466.9	432.8

	2005
	Second Quarter	First Quarter
Cash flow from operations	$84.8	$(134.9)
Capital expenditures	(7.2)	(6.9)

Integris Metals 2004 Quarterly Data (unaudited)
(Dollars and Tons in Thousands)	2004				First Six Months Ended June 30, 2004
	Q1	Q2	Q3	Q4
Net sales	$473,713	$495,769	$521,998	$512,201	$969,482
Gross profit	92,532	90,385	94,595	88,275	182,917
Operating profit	29,119	27,767	24,664	21,794	56,886

Tons shipped	182	173	174	162	355

Ryerson Tull pro forma 2004 Quarterly Data including the acquisitions of Integris Metals and J&F Steel and the issuances of $175 million Convertible Senior Notes due 2024 and $150 million Senior Notes due 2011, as if all occurred at January 1, 2004 (unaudited)

(Dollars and Tons in Thousands)	Pro forma 2004				First Six Months Ended June 30, 2004
	Q1	Q2	Q3	Q4
Net sales	$1,218,082	$1,338,811	$1,436,238	$1,415,883	$2,556,893
Gross profit	233,823	246,107	239,198	223,937	479,930
Operating profit	55,612	71,174	56,317	26,696	126,786

Tons shipped	981	933	903	859	1,914

(Dollars in Millions)	Pro forma 12/31/2004
Cash and cash equivalents	$22.6
Accounts receivable	706.9
Current value of inventory	1,336.9
Inventory at LIFO value	1,001.7
Net property, plant and equipment	394.5
Net deferred tax asset	184.8

Accounts payable	316.3
Long-term debt (including due within one year)	1,184.8
Stockholders’ equity	432.8